UNITED STATES
SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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Filed by:  PHH Corporation

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On May 10, 2017, Glen Messina, Chief Executive Officer of PHH Corporation (“PHH,” or the “Company”), Robert Crowl, Chief Operating Officer of PHH and Mike Bogansky, Chief Financial Officer of PHH, made the following communications in connection with a previously announced conference call (the “Conference Call”) to discuss the Company’s first quarter 2017 financial results as well as (a) the proposed transactions under that certain Agreement for the Purchase and Sale of Servicing Rights, dated as of December 28, 2016, by and between New Residential Mortgage LLC, PHH Mortgage Corporation and, solely for the limited purposes set forth therein, PHH, and (b) the proposed transactions under (i) that certain Asset Purchase Agreement, dated as of February 15, 2017, by and between Guaranteed Rate Affinity, LLC, a Delaware limited liability company (“Buyer”), PHH, PHH Home Loans, LLC, in which PHH owns a 50.1% interest (“PHH Home Loans”), and RMR Financial, LLC, a wholly-owned subsidiary of PHH Home Loans (“RMR”) and (ii) that certain JV interests purchase agreement, dated as of February 15, 2017, by and between Realogy Services Venture Partner LLC, PHH and PHH Broker Partner Corporation, a wholly-owned subsidiary of PHH:

(i)           Presentation Slides:  PHH Corporation 1st Quarter 2017 Results, dated May 10, 2017, to be used beginning May 10, 2017; and

(ii)         Transcript of PHH Corporation First Quarter 2017 Earnings Call held on May 10, 2017.

A copy of the slides and an archived webcast version of the Conference Call are also being made available on the Company’s website at www.phh.com.  The information on PHH’s corporate website is not part of this document.   The items listed above were first used or made available on May 10, 2017.

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PHH Corporation 1st Quarter 2017 Results May 10, 2017

Cautionary Note Regarding Forward-Looking Statements Certain statements in this presentation and any accompanying oral remarks are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Generally, forward-looking statements are not based on historical facts but instead represent only our current beliefs regarding future events. All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors. Investors are cautioned not to place undue reliance on these forward-looking statements. Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.” Forward-looking statements contained in this presentation and accompanying oral remarks include, but are not limited to, statements concerning the following: • • • • • • our expectations around the impacts of actions resulting from our strategic review; our assessment of our private label channel and our strategy to exit this business, including our expectation of exit costs; our expectations regarding the sales of our MSRs; and monetization of our investment in PHH Home Loans; our assessment of our legal and regulatory proceedings and the associated impact on our financial statements; the expected potential sources of and uses of cash resulting from our strategic actions; and the expectations and projected financial results of the remaining business (“PHH 2.0”) after executing the actions resulting from our strategic review, including but not limited to amount and timing of any capital returns to shareholders, the market for subservicing and portfolio retention services and the expected profitability and capital structure of PHH 2.0. (continued on next page) © 2017 PHH Corporation. All rights reserved. 2

Cautionary Note Regarding Forward-Looking Statements You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature. Actual results, performance or achievements may differ materially from those expressed or implied in forward-looking statements due to a variety of factors, including but not limited to the factors and additional risks listed and discussed in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q under the heading “Risk Factors” and “Cautionary Note Regarding Forward-Looking Statements”. Such periodic reports are available in the “Investors-SEC Reports” section of our website at http://www.phh.com and are also available at http://www.sec.gov. Further, actual performance or achievements may differ materially from those expressed or implied in forward-looking statements contained in this presentation and accompanying oral remarks specific to: • Proceeds from MSRs and JV transactions: Estimated proceeds assumes the closing of the sale of all our MSRs and the monetization of our investment in PHH Home Loans, each of which are subject to various conditions to closing, and that 100% of required approvals, investor consents and origination source consents are received for the sale of our MSRs. The final proceeds are dependent on a number of factors, including the amount and type of consents received, the composition of the portfolio and related servicing advances outstanding on each sale date. There can be no assurances whether, or when, the sale transactions will close or that we will receive the total amount of expected proceeds. Available excess cash: The amount of excess cash is dependent upon a variety of factors, including the execution of the sale • of all of our MSRs as noted above, the monetization of our investment in PHH Home Loans, the successful completion of our PLS exit activities, the resolution of our outstanding legal and regulatory matters and the successful completion of other restructuring and capital management activities in accordance with our assumptions. There can be no assurances that the actions resulting from the completion of our strategic review will result in the amount of estimated excess cash. Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events. © 2017 PHH Corporation. All rights reserved. 3

Important Disclosures © 2017 PHH Corporation. All rights reserved. 4 Basis of Presentation of Financial Data Unless noted otherwise in this presentation, all reported financial data is being presented as of the period ended March 31, 2017. Summarized Content This presentation contains summarized information pertaining to the current performance and trends related to our business. For a complete description of these topics, please see our filings with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q. Non-GAAP Financial Measures Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share are financial measures that are not in accordance with GAAP. See Non-GAAP Financial Measures disclosures beginning on slide 31 for reconciliations of these measures to the most directly comparable GAAP financial measures and other disclosures as required by Regulation G. Additional Information and Where to Find It In connection with the proposed MSR sale to New Residential Mortgage LLC (or NRZ) pursuant to the Agreement for the Purchase and Sale of Servicing Rights by and between NRZ, PHH Mortgage Corporation and PHH and our proposed sale of PHH Home Loans pursuant to the asset purchase agreement with Guaranteed Rate Affinity, we filed a proxy statement with the Securities and Exchange Commission (“SEC”) on May 4, 2017. Shareholders are strongly advised to read the proxy statement and any other relevant documents filed with the SEC as they become available because they will contain important information about the proposed transaction. Shareholders may obtain a copy of the proxy statement along with other documents filed by us, free of charge, by contacting PHH Investor Relations: in writing at PHH Corporation, 3000 Leadenhall Road, Mt. Laurel, NJ 08054, by telephone at 856-917-7405, by email at investor.relations@phh.com, or by accessing our website at www.phh.com, or the SEC website at www.sec.gov. Participants in Solicitation We and our directors and named executive officers may be deemed to be participants in the solicitation of proxies from PHH stockholders in connection with the special meeting of stockholders to approve the proposed transactions described above. Information regarding the names, affiliations and interests of such individuals is contained in our proxy statement referred to in the preceding paragraph.

Update on Strategic Initiatives (1) The estimate of excess cash incorporates a number of assumptions and are dependent on a number of factors, as discussed further on slide 3. There can be no assurances that the actions resulting from our strategic review will result in this estimated amount of excess cash. © 2017 PHH Corporation. All rights reserved. 5 We are focused on executing the actions to maximize the amount of excess cash and opportunity for near-term cash distributions to shareholders Four Key Operating Priorities for 2017 1. Closing Asset Sale Transactions 2. Minimizing Cash Usage 3. Resolving our remaining legacy regulatory matters 4. Gaining clarity into timing of PLS client exits Estimated Cash and Return of Capital •Our Board of Directors has authorized a Share Repurchase Program for up to $100 million, as an initial action in our capital return plan •We have re-assessed our estimate of potential excess cash based on Q1 progress •Our potential excess cash increased from up to $550 million to up to $655 million(1)

Update on Potential Excess Cash Note: See Slide 7 for discussion of the Estimated Sources and Uses of Cash. © 2017 PHH Corporation. All rights reserved. 6 ($ In millions) 12/31/16 Projection Cash Realized - Inflow/(Outflow) Change in Estimates 3/31/17 Projection Potential Sources: Cash and cash equivalents $906 $936 Cash held at VIEs (67) (70) MSR sales, including Advances 974 $81 $(32) 861 Monetization of Investment in PHH Home Loans JV 92 — — 92 Book value of Residual Net Assets — — 70 70 Total Potential Sources $1,905 $81 $38 $1,889 Potential Uses: PLS Business Exit Costs (220) (37) 10 (173) Additional Non-PLS Restructuring Costs (40) — — (40) Secured and Unsecured Debt Repayment (700) (1) (27) (726) Settlement of Legal and Regulatory Matters (114) (2) (9) (121) MSR Transaction Costs (35) (1) — (34) Advisory, Legal, and Professional Services Fees (25) (13) — (12) Liquidity Earmarks (140) — 85 (55) Retention of Operating Cash - PHH 2.0 (90) — 30 (60) Total Potential Uses $(1,364) $(54) $89 $(1,221) Taxes - Transaction Related (229) — — (229) Taxes - Benefit from Operating and Restructuring Costs 215 — (25) 190 Taxes - Utilization of Existing NOL 23 — 3 26 Potential Excess Cash - PHH 2.0 $550 $27 $105 $655

Update on Potential Excess Cash (continued)

Notes on Cash Sources & Uses Estimates

The estimate of excess cash incorporates a number of assumptions and are dependent on a number of factors, as discussed further on slide 3. There can be no assurances that the actions resulting from our strategic review will result in this estimated amount of excess cash.

MSR sales, including Advances	• Decline in estimate represents MSR Runoff and Servicing advance collections realized in Q1'17 • Reflective of portfolio composition at 3/31/2017 and assumes 100% of consents received • Final proceeds are dependent on consents received and portfolio composition on the sale date; transaction remains subject to shareholder approval
Monetization of Investment in PHH Home Loans JV	• Expected to close in a series of transactions from Q2'17 to Q4'17 • Transaction remains subject to PHH shareholder approval
Book Value of Residual Net Assets	• Estimated proceeds from monetizing residual net assets not required to operate PHH 2.0, after completion of the MSR sales and JV monetization. Detail provided on slide 20.
PLS Business Exit Costs and Operating Losses	• Up to $120 million of operating losses and $90 million of cash outflows for exit costs • In Q1 2017, $25 million of cash operating losses and $12 million of cash outflows for exit costs were incurred
Additional Non-PLS Restructuring Costs	• Estimate of costs associated with expense re-engineering and transition to PHH 2.0
Secured and Unsecured Debt Repayment	• Repayment of unsecured notes at the market trading price and repayment of PSART servicing advance facility, net of restricted cash released
Settlement of Legal and Regulatory Matters	• Current reserves for outstanding legacy legal and regulatory matters
MSR Transaction Costs	• Loan registration, assignment and transfer costs, document imaging and delivery and other transaction costs
Advisory, Legal, and Professional Services Fees	• Expenses related to strategic review; $13 million paid in Q1'17
Liquidity Earmarks	• Estimate for contingencies, including amounts related to legal and regulatory matters, loan repurchases, MSR indemnification and other contingencies • Q1 change in estimate a result of reduction in reasonably possible estimate for legal and regulatory matters
Retention of Operating Cash - PHH 2.0	• Cash required to operate the remaining business platforms

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© 2017 PHH Corporation. All rights reserved.

PHH CORPORATION

Update on MSR and JV Asset Sale Transactions million of additional proceeds is receivable as of March 31, 2017. the MSR portfolio and related servicing advances as of March 31, 2017. further on slide 3. There can be no assurances whether, or when, the © 2017 PHH Corporation. All rights reserved. 8 ($ In millions) Expected Total Proceeds as of March 31, 2017 MSR Sales •Working toward maximizing proceeds from the sale of MSRs and related advances to New Residential - Initial sales of MSRs and advances expected to close in Q2 with total potential proceeds of approximately $530 million - Subsequent GSE sales that are subject to origination source consents represent approximately $32 million of additional proceeds - Private MSRs represent approximately $273 million of potential proceeds JV Transactions •Transition plans for five regional operating centers are in place •Met employee retention conditions in our asset sale agreement with Guaranteed Rate Affinity Lakeview Transfer completed February 2017 $85 Transfer completed May 2017 8 Remaining commitments 14 New Residential Commitments 835 Total MSRs and Advances $942 Cash received from 1Q17 Transfer (1) $(81) Projected Future Cash Proceeds from MSR Sales (2) $861 (1)Received $81 million to-date from initial Lakeview transfer, and $4 (2)Estimated proceeds exclude holdbacks and reflect the composition of The Company's estimate of proceeds incorporates a number of assumptions and are dependent on a number of factors, as discussed sale transaction will close or that we will receive the total amount of expected proceeds.

PLS Wind Down ($ In millions) Cash Outflows Realized To-Date Expense and Losses Recognized To-Date(2) Total (1) Estimate of PLS exit costs presented above represent expected cash outflows, and exclude a $15 million asset impairment recognized in 2016. Amounts are estimates and subject to change based on market conditions, closing volumes, timing of client exists, employee attrition rates, our ability to sub-lease facilities, among other factors. Represents losses and charges recognized on the income statement. (2) © 2017 PHH Corporation. All rights reserved. 9 •Reduced estimate of PLS wind-down costs to $210 million(2), a decrease of $10 million from prior estimate •Closed the PLS outsourcing arrangement with LenderLive on March 31st •Expect to be substantially complete our exit from PLS by first quarter of 2018, subject to transition support requirements Estimate Q1'17 Q1'17 2016 Total 2017 - 2018 PLS Operating Results Operating Loss $120 $25 $25 $25 Estimated Exit Costs through 2018 Severance and Retention $35 $8 $4 $22 $26 Facilities 25 4 4 — 4 Other 30 — — 4 4 Exit Costs (1) $90 $12 $8 $26 $34 Total PLS Losses (pre-tax) $210 $37 $59

Update on PHH 2.0 • Completed comprehensive assessments of human capital, compensation and organizational design requirements • Initiated realignment of organization with senior management changes • Investing $5 million to operationalize subservicing agreement with NRZ, build our business development team, and execute on operating objectives • Transitioning our Portfolio Retention focus from traditional rate refinances to other areas of opportunity © 2017 PHH Corporation. All rights reserved. 10 We have taken initial actions towards achieving the targeted cost structure and operating objectives of PHH 2.0

Summary of Consolidated Results (In millions, except per share data) Three Months Ended March 31, December 31, March 31, 2017 2016 2016 * See Non-GAAP Financial Measures in this presentation, starting on slide 31. (1) See Notable items detail on slide 12. © 2017 PHH Corporation. All rights reserved. 11 1Q17 pre-tax results reflect: Net loss of $67 million, including $34 million of pre-tax notable items and $25 million in Exit and disposal costs Core loss (pre-tax) of $99 million*, excludes $2 million pre-tax unfavorable market-related fair value adjustments to MSRs, net of derivatives Lower Production revenues from declines in origination activity and lower Servicing revenues from a decline in our capitalized servicing portfolio, smaller total loan servicing portfolio, including the sale of a portion of our GNMA MSRs to Lakeview, as compared to 4Q16. Additionally, lower expenses from legal provisions, Repurchase and foreclosure-related charges and Exit and disposal costs as compared to 4Q16. Notable items(1) include strategic review expenses of $17 million, legal provisions of $9 million, and the loss on sale of MSRs to Lakeview of $7 million Exit and disposal costs were $17 million related to the PHH 2.0 reorganization and $8 million related to PLS Net loss attributable to PHH Corporation Net loss $(67) $(133) $(30) Loss per basic share (1.26) (2.49) (0.56) Non-GAAP Results * Core loss (pre-tax) $(99) $(151) $(39) Core loss (after-tax) (66) (100) (24) Core loss per share (1.24) (1.86) (0.45)

Notable Items and Exit Costs ($ In millions, except per share data) Three Months Ended March 31, December 31, March 31, 2017 2016 2016 per share (after tax) per share (after tax) per share (after tax) pre-tax pre-tax pre-tax © 2017 PHH Corporation. All rights reserved. 12 Notable items Recognized in Revenue: Impairment of Equity method investment $(1) $ (0.01) $ (23) $ (0.26) $— $— Loss on MSR Sales (7) (0.08) (1) (0.01) (2) (0.02) Recognized in Expense: Strategic review expenses $ (17) $ (0.19) $ (21) $ (0.24) $— $— Legal and regulatory reserves (9) (0.11) (22) (0.27) (4) (0.05) Severance (1) (0.01) — — (1) (0.01) Re-engineering and growth investments 1 0.01 (6) (0.07) (11) (0.12) Notable items by segment Production $(2) $ (28) $(6) Servicing (17) (26) (11) Other (15) (19) (1) Exit and disposal costs by segment Production $ (13) $ (33) $— Servicing (2) — — Other (10) (8) — Total Exit and disposal costs $ (25) $ (0.29) $ (41) $ (0.47) $—

Mortgage Production Operating Results ($ In millions) Three Months Ended March 31, December 31, 2017 2016 % Change (1) See Notable items detail on slide 12 © 2017 PHH Corporation. All rights reserved. 13 1Q17 results compared to 4Q16 reflect:  Decline in applications and closings from the continued reduction in PLS activity and seasonal declines in Real Estate activity, and a 49 basis point decrease in total loan margin Notable items(1) of $2 million in 1Q17 compared to $28 million in 4Q16, which is primarily driven by the 4Q16 $23 million impairment to our equity investment in the STARS appraisal business Exit and disposal costs of $13 million in 1Q17, which consists of $7 million for PLS and $6 million for PHH 2.0 reorganization, as compared to $33 million in 4Q16, all of which related to PLS Segment Results Segment loss $(41) $(62) (34)% Total Closings Total closings $5,869 $8,885 (34)% Saleable to investors 1,708 2,552 (33)% Fee-based 4,161 6,333 (34)% Total applications $6,880 $8,109 (15)% IRLCs expected to close $495 $688 (28)% Total loan margin (in bps) 356 405 (12)%

Mortgage Servicing Operating Results

($ In millions)	As of / Three Months Ended		
	March 31, 2017	December 31, 2016	% Change
Segment Results			
Segment loss	$ (34)	$ (117)	(71)%
Market-related MSR fair value adjustment and related derivatives	(2)	(55)	(96)%
Core loss (pre-tax) *	(32)	(62)	(48)%
Capitalized Servicing Portfolio			
Ending total loan servicing portfolio (UPB)	**$ 163,626**	**$ 174,642**	**(6)%**
Ending capitalized loan servicing portfolio (UPB)	$ 71,808	$ 84,657	(15)%
Ending subserviced loan portfolio (UPB)	$ 91,123	$ 89,170	2 %
Ending subserviced loan units	267,949	264,718	1 %
Mortgage servicing rights, fair value	$ 596	$ 690	(14)%
Capitalized servicing rate	0.83%	0.82%	1 %
Annualized average CPR (actual) (quarter-to-date)	12%	18%	(33)%

1Q17 results compared to 4Q16 reflect:

- Loan servicing income declined by $20 million primarily due to a 15% decline in the capitalized portfolio from the sale of a portion of our MSRs to Lakeview, as compared to 4Q16, as well a $7 million increase in losses and expenses associated with MSR sales
- Lower expenses associated with reduced repurchase and foreclosure-related charges and lower foreclosure and repossession expenses
- Notable items[(1)] of $17 million in 1Q17 compared to $26 million in 4Q16, primarily related to $13 million in lower legal and regulatory reserves

* See Non-GAAP Financial Measures in this presentation, starting on slide 31

(1) See Notable items detail on slide 12

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© 2017 PHH Corporation. All rights reserved.

PHH® CORPORATION

PHH 2.0 Timing (1) As of May 8, 2017 © 2017 PHH Corporation. All rights reserved. 15 PHH 2.0 Business Fundamentals As of 3/31/2017 12/31/2016 Q1'17 Q1'16 Subservicing - Total Units 267,949 264,718 Portfolio Retention - Total Units 2,400 829 Subservicing - Proforma Units 719,809 Portfolio Retention - Total UPB (in $M) $439 $128 30-year conforming interest rate(1) 4.2% Recapture Rate - Overall Portfolio 9.4% 2.4% % of Conforming Portfolio with interest rates > 4.75%(1) 16% Recapture Rate - Solicitable Portfolio 13.8% 6.4% Estimated Transition Timing & Costs ($ in millions) Q1'17 Estimate Recognized in 2016 or prior Recognized in Q1 2017 Remainder Expected PLS Exit costs, operating losses, and PHH 2.0 restructuring $250 $(32) $(50) $168 Q217 - Q218 MSR Transaction and Debt extinguishment costs 68 (3) (7) 58 Q217 - Q417 Advisory, Legal and Professional Services Fees 25 (10) (15) — Legal, regulatory and Liquidity earmarks 178 (114) (9) 55 Total Potential Costs (pre-tax) $521 $(159) $(81) $281

Tax Consequences of Capital Distribution • The determination of the tax treatment of capital distributions is dependent on PHH’s tax earnings & profits since inception • We are in the process of performing an earnings and profits study, and we expect a substantial portion of any dividend distribution to be treated as coming from earnings and profits, representing a taxable distribution • Positive tax earnings & profits is primarily the result of the allocation of Cendant’s earnings and profits based on the relative fair values performed at the time of spin-off in 2005 © 2017 PHH Corporation. All rights reserved. 16

Key Takeaways • Our Board of Directors has authorized up to $100 million open market share repurchase program as an initial action in our return of capital plans We have increased our estimate of potential excess cash from up to $550 million to up to $655 million(1) Steps taken in 1Q17 towards our operating priorities include: • • – – Closing the initial sale of GNMA MSRs and are actively working to obtain consents for remaining sales Reduced our estimate of cash required to operate PHH 2.0 and are executing planned cost reduction actions Reduced our reserves and estimates of reasonably possible losses by a net $75 million Have committed exit dates by the end of 2017 with clients representing 70% of our PLS origination volume and reduced estimate of PLS exit cost by $10 million – – • We are maintaining flexibility for future strategic actions, consistent with our previously stated objectives (1) The estimate of excess cash incorporates a number of assumptions and are dependent on a number of factors, as discussed further on slide 3. There can be no assurances that the actions resulting from our strategic review will result in this estimated amount of excess cash. © 2017 PHH Corporation. All rights reserved. 17 Taking actions to maximize excess cash and the opportunity for additional near-term cash distributions to shareholders

Appendix © 2017 PHH Corporation. All rights reserved. 18

MSR Sale Commitments ($ In millions, except for unit amounts) As of March 31, 2017 • We also have commitments to transfer approximately $285 million of Servicing advances to the counterparties of these agreements (based on the March 31, 2017 portfolio). • On February 2, 2017, the initial sale to Lakeview was completed, with proceeds received for $74 million of MSR fair value and $11 million of Servicing advances, representing $10.2 billion of UPB transferred. On May 2, 2017, an additional sale of GNMA MSRs was completed, representing $1 billion of unpaid principal balance, $7 million of MSR fair value, and $1 million of Servicing Advances. We expect to receive proceeds of $8 million from the May 2nd transfer. • The final proceeds received from each MSR sale is dependent on the portfolio composition and servicing advances outstanding at each transfer date, the amount of investor and origination source consents received, and transaction costs. The sale of $385 million of MSRs and Servicing advances underlying these agreements currently requires consents other than GSEs. See further discussion of factors that may impact the total expected proceeds on slide 3. © 2017 PHH Corporation. All rights reserved. 19 MSR Fair Value UPB Loan Count MSR Commitments: New Residential Investment Corp. $554 $66,993 451,860 Lakeview Loan Servicing 18 2,707 19,419 Other counterparties 1 49 211 Non-committed 23 2,059 11,188 Total MSR Asset $596 $71,808 482,678

 Residual Net Assets (In millions) expect to monetize in transition to PHH 2.0 © 2017 PHH Corporation. All rights reserved. 20 Expected Proceeds from Residual Net Assets •Excludes assets that are part of MSR Sale and JV transactions •Based on current book value of assets that we •Amounts presented are estimates and actual amounts realized may vary from these estimates based on changes in our business and Balance sheets, among other factors. •Does not incorporate any assumption for operating losses during transition to PHH 2.0 As of March 31, 2017 ASSETS: Restricted Cash $20 Mortgage Loans Held For Sale 32 Accounts receivable 46 Servicing advances 42 Mortgage servicing rights 24 Other Assets: Derivative Assets 17 Mortgage Loans in Foreclosure and Real Estate Owned 33 Income Taxes Receivable 15 LIABILITIES: Accounts Payable (89) Repurchase Liabilities (43) Other Liabilities (27) Total Expected Proceeds from Liquidation of Residual Assets $70

Loss Contingencies ($ In millions) March 31, 2017 December 31, March 31, 2016 2016 © 2017 PHH Corporation. All rights reserved. 21 Legal and regulatory: 1Q17 activity includes legal provisions of $9 million 1Q17 decline in total reasonably possible exposure reflects current information about unresolved matters Repurchase and indemnifications: In 4Q16, entered into resolution agreements with Fannie Mae and Freddie Mac to resolve substantially all exposure for loans originated and delivered prior to September 30, 2016 and November 30, 2016, respectively 1Q17 activity primarily represents realized loan losses Legal and regulatory matters Recorded reserves $121 $114 $110 Reasonably possible losses in excess of reserves — 85 150 Total Reasonably possible exposure $121 $199 $260 Loan repurchase and indemnifications Recorded off-balance sheet reserves $43 $49 $56 Reasonably possible losses in excess of reserves 20 20 30 Total Reasonably possible exposure $63 $69 $86

Tangible Book Value per Share ($ In millions, except share data and per share amounts) As of © 2017 PHH Corporation. All rights reserved. 22 March 31, December 31, March 31, 2017 2016 2016 Total PHH Corporation stockholders’ equity - as reported $1,024 $1,092 $1,266 Goodwill & Intangible Assets — — — Tangible Book Value $1,024 $1,092 $1,266 Common Shares Issued and Outstanding 53,612,801 53,599,433 53,517,791 Tangible Book Value per Share $19.10 $20.37 $23.66

Business Channel Profitability - Quarter Ended March 31, 2017

($ In millions)	Production			Servicing				
	Financial Institutions	Real Estate	Total Production	Sub-Servicing	Owned Servicing	Total Servicing	Other	Total PHH
Fee revenue	$ 38	$ 6	$ 44	$ 12	$ 57	$ 69	$ —	$ 113
Gain on loans held for sale, net	11	31	42	—	—	—	—	42
Net secured interest income	—	1	1	1	1	2	—	3
Unsecured interest expense	—	—	—	—	(10)	(10)	—	(10)
Other changes in value of MSRs[2]	—	—	—	—	(27)	(27)	—	(27)
Other income	1	—	1	2	—	2	—	3
Notable items- revenues [1]	(1)	—	(1)	—	(7)	(7)	—	(8)
Subtotal - Revenues	**49**	**38**	**87**	**15**	**14**	**29**	**—**	**116**
Market-related change in value of MSRs, net of related derivatives	—	—	—	—	(2)	(2)	—	(2)
Total Net Revenues	**49**	**38**	**87**	**15**	**12**	**27**	**—**	**114**
Direct expenses	35	38	73	10	21	31	—	104
Shared services expenses			45			18	1	64
Exit and disposal costs			13			2	10	25
Notable items - expenses[1]			1			10	15	26
Total expenses			**132**			**61**	**26**	**219**
Loss before income taxes			(45)			(34)	(26)	(105)
Noncontrolling interest			(4)			—	—	(4)
Segment loss			$ (41)			$ (34)	$ (26)	$ (101)
Unit volume [3]	8,279	4,208	**12,487**	266,871	513,313	**780,184**		

(1) See Slide 12 for detail of Notable items.

(2) Includes MSR fair value adjustments related to prepayments and receipt of recurring cash flows.

(3) For Production, Unit volume reflects the number of loan closings for the quarter. For Servicing, Unit volume reflects the average number of loans serviced for the quarter.

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© 2017 PHH Corporation. All rights reserved.

PHH CORPORATION

Business Channel Profitability - Quarter Ended December 31, 2016

($ In millions)	Production			Servicing				
	Financial Institutions	Real Estate	Total Production	Sub-Servicing	Owned Servicing	Total Servicing	Other	Total PHH
Fee revenue	$ 57	$ 8	$ 65	$ 16	$ 67	$ 83	$ —	$ 148
Gain on loans held for sale, net	10	40	50	—	—	—	—	50
Net secured interest income	1	1	2	—	—	—	—	2
Unsecured interest expense	—	—	—	—	(11)	(11)	—	(11)
Other changes in value of MSRs[(2)]	—	—	—	—	(40)	(40)	—	(40)
Other income	2	—	2	—	—	—	—	2
Notable items- revenues [(1)]	(21)	(2)	(23)	—	(1)	(1)	—	(24)
Subtotal - Revenues	**49**	**47**	**96**	**16**	**15**	**31**	**—**	**127**
Market-related change in value of MSRs, net of related derivatives	—	—	—	—	(55)	(55)	—	(55)
Total Net Revenues	**49**	**47**	**96**	**16**	**(40)**	**(24)**	**—**	**72**
Direct expenses	42	39	81	9	43	52	—	133
Shared services expenses			39			16	—	55
Exit and disposal costs (PLS)			33			—	8	41
Notable items - expenses[(1)]			5			25	19	49
Total expenses			**158**			**93**	**27**	**278**
Loss before income taxes			(62)			(117)	(27)	(206)
Noncontrolling interest			—			—	—	—
Segment loss			$ (62)			$ (117)	$ (27)	$ (206)
Unit volumes [(3)]	11,435	6,105	**17,540**	294,467	574,622	**869,089**		

(1) See Slide 12 for detail of Notable items.

(2) Includes MSR fair value adjustments related to prepayments and receipt of recurring cash flows.

(3) For Production, Unit volume reflects the number of loan closings for the quarter. For Servicing, Unit volume reflects the average number of loans serviced for the quarter.

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Mortgage Production Operating Metrics

($ In millions)	Three Months Ended				
	March 31, 2017	December 31, 2016	% Change	March 31, 2016	% Change
Closings Mix					
Saleable to investors	$ 1,708	$ 2,552	(33)%	$ 1,988	(14)%
Fee-based	4,161	6,333	(34)%	5,967	(30)%
Total Closings	**$ 5,869**	**$ 8,885**	**(34)%**	**$ 7,955**	**(26)%**
Closings by Channel					
Retail—Private Label Services	$ 4,672	$ 7,100	(34)%	$ 6,353	(26)%
Retail—Real Estate	1,197	1,785	(33)%	1,341	(11)%
Wholesale/Correspondent	—	—	— %	261	(100)%
Total Closings	**$ 5,869**	**$ 8,885**	**(34)%**	**$ 7,955**	**(26)%**
Applications by Channel					
Retail—Private Label Services	$ 4,965	$ 6,319	(21)%	$ 9,708	(49)%
Retail—Real Estate	1,915	1,790	7 %	2,077	(8)%
Wholesale/Correspondent	—	—	— %	518	(100)%
Total Applications	**$ 6,880**	**$ 8,109**	**(15)%**	**$ 12,303**	**(44)%**
IRLCs by Channel					
Retail—Private Label Services	$ 337	$ 493	(32)%	$ 415	(19)%
Retail—Real Estate	158	195	(19)%	461	(66)%
Wholesale/Correspondent	—	—	— %	292	(100)%
Total IRLCs expected to close	**$ 495**	**$ 688**	**(28)%**	**$ 1,168**	**(58)%**
Total loan margin (in bps)	**356**	**405**	**(12)%**	**295**	**21 %**
Loans sold	**$ 1,943**	**$ 2,744**	**(29)%**	**$ 2,163**	**(10)%**

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Gain on Loans

With the shift of saleable volume to our regional centers, and our decision to exit Correspondent Lending, we have supplemented our measure of Total Loan Margin, with a metric of Gain on loans margin (expressed in bps over Total loan sales). We believe this is more representative of our revenue margin given the current volume mix and trends.

	2015				2016				2017
	1Q	2Q	3Q	4Q	1Q	2Q	3Q	4Q	1Q
Total Loan Margin									
Priced-in margin	215	200	217	205	200	254	308	327	270
Base servicing value	100	99	102	100	95	89	80	78	86
Total loan margin (in basis points)	**315**	**299**	**319**	**305**	**295**	**343**	**388**	**405**	**356**
IRLCs Expected to Close ($M)	**$2,135**	**$2,158**	**$1,732**	**$1,174**	**$1,168**	**$1,318**	**$1,199**	**$ 688**	**$ 495**
Gain on loans margin (Total loans sold)									
Gain on Loans held for sale, net ($M):									
Gain on loans	$ 71	$ 76	$ 58	$ 51	$ 40	$ 66	$ 75	$ 47	$ 41
Change in fair value of Scratch and Dent and certain non-conforming loans	—	(1)	—	—	(2)	(1)	—	(3)	(1)
Economic hedge results [(1)]	11	11	11	10	10	12	12	6	2
Gain on loans held for sale, net ($M)	**$ 82**	**$ 86**	**$ 69**	**$ 61**	**$ 48**	**$ 77**	**$ 87**	**$ 50**	**$ 42**
Loans sold ($M)	**$2,964**	**$3,804**	**$4,234**	**$2,628**	**$2,163**	**$2,687**	**$2,954**	**$2,744**	**$1,943**
Gain on loans margin (Total loans sold) (in basis points)	**277**	**226**	**163**	**232**	**222**	**287**	**295**	**182**	**216**

(1) Represents the change in value of mortgage loans, IRLCs and related derivatives, including the impact of changes in actual pullthrough as compared to our initial assumptions.

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Components of Mortgage Production Expenses ($ In millions) Three Months Ended March 31, December 31, March 31, 2017 2016 2016 Commissions Loan origination expenses $ 11 9 $ 15 12 $ 12 16 Salary, benefits and incentives Contract labor and overtime Professional and third-party service fees Technology equipment and software expenses Other expenses 51 2 4 1 8 43 6 5 1 9 53 4 5 1 5 Corporate overhead allocation— Corporate overhead allocation— Exit and disposal costs IT Other 12 13 13 6 2 15 11 33 7 1 21 13 — 7 2 Occupancy and other office expenses Depreciation and amortization © 2017 PHH Corporation. All rights reserved. 27 Total Production Segment Expenses $132 $158 $139 Total Corporate Overhead and Other Expenses 43 67 46 Corporate Overhead and Other Expenses Total Production Expenses 68 64 66 Production Expenses Total Origination Expenses 28 27 20 Commissions and Origination Expenses

Mortgage Servicing Operating Metrics ($ In millions) As of March 31, 2017 December 31, 2016 % Change March 31, 2016 % Change (1) Delinquency rate as a % of UPB, excluding REO and loans in foreclosure. © 2017 PHH Corporation. All rights reserved. 28 Total loan servicing portfolio Owned $72,503 $85,472 (15)% $97,084 (25)% Subserviced 91,123 89,170 2% 136,256 (33)% Ending total loan servicing portfolio $163,626 $174,642 (6)% $233,340 (30)% Owned 486,706 567,647 (14)% 628,104 (23)% Subserviced 267,949 264,718 1% 486,549 (45)% Total number of loans serviced (units) 754,655 832,365 (9)% 1,114,653 (32)% Delinquency rate(1) 1.94% 2.56% (24)% 2.09% (7)% Capitalized servicing portfolio Ending capitalized loan servicing portfolio $71,808 $84,657 (15)% $96,116 (25)% Capitalized servicing rate 0.83% 0.82% 1% 0.8% 4 % Capitalized servicing multiple 3.0 2.9 3% 2.8 7 % Weighted-average servicing fee (in bps) 28 28 — % 29 (3)% Weighted-avg. interest rate of capitalized portfolio 4.1% 4.1% — % 4.1% — %

Components of Mortgage Servicing Expenses ($ In millions) Three Months Ended March 31, 2017 December 31, 2016 March 31, 2016 Salaries and related expenses Foreclosure and repossession expenses Professional and third-party service fees Technology equipment and software expenses Repurchase and foreclosure-related charges Other servicing related expenses $ 17 7 7 3 (1) 4 $ 14 9 8 5 9 10 $ 18 7 9 4 (2) 4 Corporate overhead allocation— IT Corporate overhead allocation— Other Occupancy and other office expenses Depreciation and amortization Exit and disposal costs Legal and regulatory reserves 4 5 3 1 2 9 6 5 4 1 — 22 9 5 5 1 — 5 © 2017 PHH Corporation. All rights reserved. 29 Total Servicing Segment Expenses $61 $93 $65 Total Corporate Overhead and Other Expenses $25 $38 $24 Corporate Overhead and Other Expenses Total Servicing Expenses $40 $55 $37 Servicing Expenses

Vintage Analysis of Capitalized Servicing Portfolio

($ In millions)
As of March 31, 2017

	2008 and prior	2009-2012	2013+	Total
Total Capitalized Portfolio				
MSR value	$ 93	$ 283	$ 220	$ 596
Capitalized Servicing Rate	0.55%	0.90%	0.94%	0.83%
2016 payoffs	$ 778	$ 1,256	$ 420	$ 2,454
Unpaid Principal Balance				
Agency	$ 9,442	$ 28,624	$ 21,773	$ 59,839
GNMA	133	2,397	870	3,400
Private/Other	7,453	409	707	8,569
Total Capitalized Portfolio	$ 17,028	$ 31,430	$ 23,350	$ 71,808
Weighted Average Note Rate				
Agency	5.2%	4.1%	3.8%	4.2%
GNMA	5.8%	4.5%	3.6%	4.3%
Private/Other	3.7%	4.4%	3.8%	3.7%
Total Capitalized Portfolio	4.5%	4.1%	3.8%	4.1%

Delinquency Rates[1]	2008 and prior	2009-2012	2013+	Total
Total Portfolio				
30 day	4.6%	0.9%	0.6%	1.7%
60 day	0.9%	0.2%	0.1%	0.3%
90 day plus	7.2%	0.9%	0.3%	2.2%
Total 30+	12.7%	2.0%	1.0%	4.2%
Agency				
30 day	5.2%	0.6%	0.6%	1.3%
60 day	1.1%	0.1%	0.1%	0.2%
90 day plus	5.6%	0.4%	0.2%	1.2%
Total 30+	11.9%	1.1%	0.9%	2.7%
GNMA				
30 day	8.9%	3.4%	1.2%	3.1%
60 day	2.2%	0.6%	0.3%	0.5%
90 day plus	5.1%	2.3%	0.4%	2.0%
Total 30+	16.2%	6.3%	1.9%	5.6%
Private/Other				
30 day	3.7%	4.7%	0.3%	3.5%
60 day	0.7%	1.8%	0.2%	0.7%
90 day plus	9.3%	32.6%	2.3%	9.8%
Total 30+	13.7%	39.1%	2.8%	14.0%

(1) Delinquencies as a percentage of the total unpaid balance of the capitalized portfolio; includes foreclosure and REO.

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Non-GAAP Financial Measures © 2017 PHH Corporation. All rights reserved. 31

Non-GAAP Financial Measures Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share are financial measures that are not in accordance with GAAP. See Non-GAAP Reconciliations below for a reconciliation of these measures to the most directly comparable GAAP financial measures as required by Regulation G. These Non-GAAP measures are used in managing certain aspects of the Company’s business. For example, management’s reviews of results incorporate Non-GAAP measures and certain of the Company’s debt agreements contain covenants calculated using a measure similar to the calculations of the Non-GAAP measures. The Company has also designed certain management incentives based upon the achievement of targets related to Non-GAAP measures. The Company believes that these Non-GAAP Financial Measures can be useful to investors because they provide a means by which investors can evaluate the Company’s underlying key drivers and operating performance of the business, exclusive of certain adjustments and activities that investors may consider to be unrelated to the underlying economic performance of the business for a given period. The Company also believes that any meaningful analysis of the Company’s financial performance by investors requires an understanding of the factors that drive the Company’s underlying operating performance which can be obscured by significant unrealized changes in value of the Company’s mortgage servicing rights, as well as any gain or loss on derivatives that are intended to offset market-related fair value adjustments on the Company’s mortgage servicing rights, in a given period that are included in Segment profit or loss, Income or loss before income taxes, Net income or loss attributable to PHH Corporation and Basic earnings or loss per share attributable to PHH Corporation in accordance with GAAP. Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share Core earnings or loss (pre-tax and after-tax) and core earnings or loss per share measure the Company’s financial performance excluding unrealized changes in fair value of the Company’s mortgage servicing rights that are based upon projections of expected future cash flows and prepayments as well as realized and unrealized changes in the fair value of derivatives that are intended to offset changes in the fair value of mortgage servicing rights. The changes in fair value of mortgage servicing rights and related derivatives are highly sensitive to changes in interest rates and are dependent upon the level of current and projected interest rates at the end of each reporting period. © 2017 PHH Corporation. All rights reserved. 32

Non-GAAP Financial Measures Core Earnings Reconciliation – (In millions, except per share data) Three Months Ended March 31, December 31, March 31, 2017 2016 2016 Loss before income taxes - as reported Less: net income attributable to noncontrolling interest Segment loss Market-related fair value adjustments (1) Net derivative loss (gain) related to MSRs $ (105) (4) $ (206) — $ (49) — (101) 2 — (206) (74) 129 (49) 95 (85) Net loss attributable to PHH Corporation - as reported Market-related fair value adjustments (1) Net derivative loss (gain) related to MSRs (67) 2 — (133) (74) 129 (30) 95 (85) (65) 1 (78) 22 (20) 4 Income tax expense (benefit) on Core adjustments (2) Basic weighted-average common shares outstanding used in calculating per-share amounts 53.683 53.659 53.703 (1) Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model. Represents the total estimated tax impact of Core adjustment amounts, utilizing an incremental effective tax rate of 39%. (2) © 2017 PHH Corporation. All rights reserved. 33 Core loss (after-tax) per share$(1.24) $(1.86) $(0.45) Core loss (after-tax)$(66) $(100) $(24) $(39) $(151) Core loss (pre-tax)$(99)

Non-GAAP Financial Measures Reconciliation – Core Earnings by Segment ($ In millions) Three Months Ended March 31, 2017 Mortgage Production Mortgage Servicing Other Segment loss Market-related fair value adjustments (1) Net derivative loss related to MSRs $ (41) — — $ (34) 2 — $ (26) — — Three Months Ended December 31, 2016 Mortgage Production Mortgage Servicing Other Segment loss Market-related fair value adjustments (1) Net derivative loss related to MSRs $ (62) — — $ (117) (74) 129 $ (27) — — Three Months Ended March 31, 2016 Mortgage Production Mortgage Servicing Other Segment loss Market-related fair value adjustments (1) Net derivative gain related to MSRs $ (26) — — $ (21) 95 (85) $ (2) — — (1) Represents the Change in fair value of MSRs due to changes in market inputs and assumptions used in the valuation model. © 2017 PHH Corporation. All rights reserved. 34 Core loss $(11) $(2) $(26) Core loss $(62) $(27) $(62) Core loss $(32) $(26) $(41)

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The following is an edited transcript of an investor conference call held on May 10, 2017, by PHH Corporation:

*********************************************************************************************

Operator:  Good morning ladies and gentlemen. Welcome to the PHH Corporation First Quarter 2017 Earnings conference call. Your lines will be in a listen-only mode during the remarks by PHH management. At the conclusion of the company’s remarks we will begin the question and answer session at which time I will give you instructions on entering the queue to ask your questions.

Today’s call is also being Web cast and recorded for replay purposes. The audio replay can be accessed by dialing 888-203-1112 or 866-375-1919 and using conference ID 1992771 or by visiting the Investor Relations page of PHH’s Web site at www.phh.com\invest beginning shortly after the conclusion of the call. It will be made available until May 25, 2017. This access information is also described in the company’s press release and I will repeat it again at the end of our session. At this time Hugo Arias, Senior Vice President Treasury and Investor Relations will proceed with the introduction.

Hugo Arias:  Good morning and welcome to PHH Corporation’s First Quarter 2017 earnings conference call. There is an investor presentation to accompany this conference call including an appendix of supplemental schedules that is posted in the Investor Section of our Web site at www.phh.com under Web casts and Presentations. Please note that statements made during this conference call include forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995 as further described in Slide 2 of our first quarter 2017 investor presentation.

Such forward-looking statements represent our current belief regarding future events and are not guarantees of performance or results. Actual results performance or achievements may differ materially from those expressed or implied in such forward-looking statements due to a variety of factors including but not limited to the factors under the heading cautionary note regarding forward-looking statement and risk factors in our periodic reports filed with the US Securities & Exchange Commission including our most recent Annual Report on Form 10K and quarterly reports on Form 10Q which are also available in the Investor Section of our Web site. Investors are cautioned not to place undue reliance on such forward-looking statements.

The earnings release we issued yesterday also may be accessed from the Investor Section of our Web site or you may request a fax or mail copy by calling our Investor Hotline. During this call we may discuss various non-GAAP financial measures including core earnings or loss pretax, core earnings or loss after tax and core earnings or loss per share. Please refer to our earnings release and accompanying investor presentation for a description of these and other non-GAAP financial measures as well as a reconciliation of such measures to their respective most directly comparable GAAP financial measures.

During this call we may also discuss our proposed MSR sale to New Residential Mortgage LLC or NRZ pursuant to the agreement for the purchase and sale of servicing rights by and between NRZ, PHH Mortgage Corporation and PHH and our proposed sale of PHH Home Loans pursuant to the asset purchase agreement with Guaranteed Rate Affinity.

On May 4, 2017 PHH filed with the SEC a proxy statement in connection with its special meeting of stockholders to approve these proposed transactions and advises its stockholders to read the proxy statement because it contains important information. These documents and other documents when available that PHH files with the SEC can be obtained without charge by accessing the PHH Web site at www.phh.com or the SEC Web site at www.sec.gov. PHH, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from PHH stockholders in connection with the special meeting of stockholders to approve the MSR sale to NRZ and the sale of certain assets and liabilities of PHH Home Loans to Guaranteed Rate Affinity. Information regarding the names, affiliations and interest of such individuals is contained in PHH’s proxy statement filed with the SEC on May 4, 2017.

Speaking on the call today will be Glen Messina, President and Chief Executive Officer, Rob Crowl, Chief Operating Officer and Mike Bogansky, Chief Financial Officer. Other members of PHH’s senior management team are also with us and will be available to take your questions. I will now turn the call over to Glen Messina.

Glen Messina:  Thank you Hugo. Today I will start by providing an overview of our execution priorities for 2017. Rob will then provide a progress report on our key actions and initiatives to include an updated assessment of our potential excess cash. Mike will then follow with a review of the financial results for the first quarter. After Mike’s financial review I will provide some brief closing remarks before I open the call up for questions.

Now please turn to Slide 5. In 2017 we are focused on maximizing the amount of excess cash and opportunity for near-term distributions to our shareholders. Consistent with this objective our board of directors has authorized a share repurchase program for up to $100 million which is not subject to the completion of our asset sale transaction. We expect to commence repurchases under this authorization effective at our next available securities purchase window. This represents only an initial action in our anticipated capital return plan. Any repurchases under the plan will be subject to market conditions.

Based on the progress we made on our operating priorities during the first quarter we have gained clarity into the sources and uses of cash. As a result we have increased our estimates of potential excess cash from up to $550 million to up to $655 million. In a moment Rob will discuss the drivers of this change and the assumptions underlying this estimate.

To maximize the amount of excess cash and the opportunity for near-term distributions to our shareholders we are driving the execution of four key operating priorities. First we are committed to the timely and efficient closing of our previously disclosed asset sales transactions. We have closed the initial sale of our Ginnie Mae MSRs and are actively working to obtain the necessary consent from the GSEs and approximately 700 distinct private investors and origination sources relating to over 1,500 mortgage loan pools to execute our remaining MSR sales. We believe maintaining the continuity and stability of our business platforms and shared services functions is critical to enable continued transaction execution and preserve the value of our assets.

Second we are being proactive in minimizing cash usage by aggressively managing the financial and operating performance of the business. Consistent with this priority we have reduced our estimate of cash required to operate PHH 2.0 from $90 million to $60 million. Investment expenditures are being limited to those we believe are necessary to comply with regulatory and investor requirements, execute our asset sales transactions, facilitate an orderly exit from our PLS business, reduce our facilities footprint and implement and maintain our PHH 2.0 platform. We are also executing cost reduction actions consistent with our reengineering plan. This includes the recently announced executive leadership changes that are expected to result in $5 million in annualized savings.

Third we are focused on resolving our remaining legacy regulatory matters. Recent developments in these matters have provided us with greater clarity and we are engaged in substantive settlement discussions with the government regarding our FHA matter. We have reduced our reserves and estimate of reasonably possible losses in excess of reserves by a net amount of approximately $75 million.

Fourth we are focused on obtaining greater clarity into the exact timing of our PLS client exits. We have committed exit dates by the end of 2017 for clients representing approximately 70% of our PLS origination volume. We still expect to substantially complete our exit from the PLS originations business by the first quarter of 2018 subject to transition support requirements.

We are pleased with the progress we made in executing against our operating priorities in the first quarter. Management and the board intend to be diligent in the assessment of our ongoing progress and PHH 2.0’s opportunities and challenges in the context of the rapidly changing industry environment.

We will adjust our actions accordingly to maximize value for our shareholders. We intend to maintain the flexibility for future strategic action consistent with our previously stated objectives. We believe that achieving maximum strategic flexibility will be dependent on making tangible progress towards achieving our four operating priorities and our growth objectives. Now I’ll turn it over to Rob who will discuss our execution priorities and our progress thereon in greater detail.

Robert Crowl:  Thanks Glen. Please turn to Slides 6 and 7. We have increased our estimate of potential excess cash up from up to $550 million to up to $655 million. The total estimate is based on certain assumptions regarding the completion of our asset sales including MSR portfolio composition as of March 31, 2017 and receipt of 100% of our requisite consents for MSR sales, the value realized from the monetization of the PHH Home Loans joint venture as well as requirements for debt repayment and operating cash contingencies and transaction restructuring and PLS exit cost,. There can be no assurance that the actual amount of excess cash will not vary materially from our estimates.

Significant changes to our cash walk and estimate of potential excess cash include the following. We ended the first quarter with $936 million of cash — up $30 million from our year-end balance of $906 million. The improvement in cash was driven largely by the receipt of $81 million in cash related to the first sale of MSR’s to Lakeview partially offset by $54 million in cash usage related to the PLS operating losses and other notable items and exit costs. Cash usage in the production segment outside of the PLS channel and cash generation in the servicing segment roughly offset each other.

We are currently estimating an additional $861 million in proceeds before any holdbacks from our MSR sales after accounting for the initial $81 million MSR sale to Lakeview and $32 million in lower expected proceeds due to portfolio runoff experienced during the first quarter. We completed a second sale of Ginnie Mae MSR to Lakeview on May 2 from which we realized another $8 million in proceeds. An additional $14 million of potential Ginnie Mae MSR sales to Lakeview could be realized later this year subject to origination source consents along with $4 million in proceeds related to the receipt of holdbacks from the initial sale.

The $835 million of remaining MSRs and related advances are related to the MSR sales to NRZ. We have included the book value of residual net assets as of March 31, 2017 that would not be utilized in the operations of PHH 2.0 of up to $70 million. We have reduced our estimate of PLS wind down costs by $10 million based on expectations for slightly lower exit costs. During the quarter we lowered our estimate of legal and regulatory reserves and contingencies by a net amount of $75 million to reflect the positive developments in the quarter. And we have lowered our estimate of cash needs to operate PHH 2.0 from $90 million to $60 million based on lower business investment and liquidity estimates.

Partially offsetting these improvements is an increase to our estimate for the cost to extinguish our unsecured debt of $27 million reflecting the market trading price on the bonds. We expect to make an offer to purchase the $615 million in outstanding principal amount of senior notes in connection with our asset sale transactions. We will continue to focus on minimizing the remaining cash expenditures as one of the potential levers to maximize the amount of cash distributions to our shareholders.

Now please turn to Slide 8. We are working towards completing the initial sales of MSRs and related advances comprised of GSE invested loans to NRZ during the second and early third quarter. These initial transactions are expected to result in approximately $530 million of total proceeds based on the March 31 portfolio composition and assumes we are successful in obtaining consents from the GSEs and other relevant parties.

The asset sale closings and their timing will be dependent on receiving shareholder approval at the May 31 special meeting of stockholders. An additional $32 million in proceeds from subsequent sales of GSE MSRs and related advances to NRZ are subject to origination source consents.

In addition to the MSRs related to GSE invested loans we have approximately $273 million of MSR and related advances associated with private investor loan pools. We have put in place a focused project team to obtain the necessary consents from private investors in an effort to realize maximum proceeds for these MSRs and related advances.

With respect to the sale of the PHH home loans joint venture we have put in place transition plans for each of the regional operating centers that include employee, operational and technology roadmaps. As a reminder we expect to transition the existing PHH Home Loans operations to Guaranteed Rate Affinity in five sequential transactions beginning after the initial MSR sale transactions to NRZ for GSE invested loans with the final transactions expected to occur in the fourth quarter.

We are taking the necessary steps to maintain the stability of the franchise through the transition period to include securing the support of the warehouse lenders for an additional three to four month period and maintain the vast majority of key investors who have historically purchased mortgage product from PHH Home Loans. In addition we have met the employee retention condition to closing stipulated in our agreement with Guaranteed Rate Affinity.

Now please turn to Slide 9. We have reduced our estimate of total PLS wind down cost to $210 million comprised of $120 million of expected operating losses and $90 million of exit expenses. Our exit expenses are comprised of $35 million for employee severance and retention, $25 million for facilities related expense and $30 million for contractual and other costs. As a reminder the eventual amount of PLS operating losses will be dependent on the amount of actual client volumes and the pace of PLS client exits among other factors.

On March 31 we closed the previously announced PLS outsourcing arrangement with LenderLive which we believe will mitigate downside risk to our PLS exit costs. We transferred the economic cost of our facilities lease in Jacksonville to LenderLive along with approximately 235 employees. This effort is now largely complete. We are working in the spirit of cooperation with our PLS origination clients to transition them off of our platform in the most efficient way possible while meeting our contractual and regulatory requirements. At this time we expect to substantially exit from all PLS origination activities by the end of the first quarter 2018 subject to transition support requirements.

Now please turn to slide 10. We have completed our assessment of human capital, compensation and organizational design requirements to transition to $75 million of shared service expense under the PHH 2.0 business model and as announced on March 30th we have begun to realign the organization starting with the executive leadership team.

During the second quarter we expect to complete our talent assessment to fill the available roles in the new organization. In our subservicing platform we are investing approximately $5 million for the activities we believe are necessary to operationalize our sub-servicing agreement with NRZ, build our business development team and execute on other objectives.  This investment also includes approximately $1 million to move our portfolio retention business off our legacy loan origination system which will be shut down upon the exit from PLS.

As Mike will talk about further in a moment portfolio retention originated a little over $400 million in loans in the first quarter of 2017. That is compared to $128 million in the same quarter prior year.  While originations are up significantly year over year the expectation for higher rates in the future will result in fewer traditional rate refinance opportunities and as such we are transitioning our focus to cash out product and term refinance opportunities.

Now I will turn it over to Mike who will discuss the financial results for the quarter and certain other financial considerations.

Mike Bogansky:  Thanks Rob. Our consolidated results are shown on slide 11 and notable items are shown on slide 12. We have reported a net loss attributable to PHH Corporation of $67 million representing $1.26 per basic share for the first quarter of 2017. This compares to a net loss of $133 million representing $2.49 per basic share in the prior quarter. This quarter’s results included $2 million of unfavorable pre-tax market related MSR fair value adjustments net of hedging results as compared to $55 million of unfavorable adjustments in the fourth quarter of 2016.

On a core basis excluding the net MSR mark we reported a pre-tax core loss of $99 million which included $59 million of exit cost and notable items. Notable items this quarter totaled $34 million and were comprised primarily of $17 million of strategic review expenses, $9 million of provisions for legal and regulatory reserves and $7 million of expenses associated with our MSR sales.  Reengineering and PLS exit costs totaled $25 million and were primarily driven by severance and retention expenses related to reengineering our overhead structure to PHH 2.0 as well as expenses associated with our agreement with Lender Live.  These results compare to a pretax core loss of $151 million last quarter which included $73 million in notable items and $41 million in PLS exit costs.

Moving to slide 13 - in the first quarter of 2017 the mortgage production segment generated a loss of $41 million which included $15 million in exit costs and notable items.  Included in the first quarter’s results were $13 million in exit costs comprised of severance and retention expenses, as well as expenses associated with our agreement with Lender Live and $2 million in notable items.  First quarter production segment results were also reflective of a lower production environment due to a continued reduction in PLS origination activity and the seasonal impact of originations in our real estate channel.  On a sequential quarter basis total loan closing were $5.9 billion down 34% and applications were $6.9 billion down 15%. Total loan margins narrowed 49 basis points to 356 basis points.

Now please turn to slide 14. In the first quarter of 2017 the mortgage servicing segment generated a segment loss of $34 million compared to a segment loss of $117 million in the prior quarter. These results included unfavorable market related MSR fair value adjustments net of hedging results of $2 million in the first quarter and $55 million in the fourth quarter.  As a reminder during the fourth quarter of 2016 we closed out the majority of our MSR hedge positions and we expect the ultimate amount realized from our MSR asset will be based on portfolio size and composition at sale execution dates rather than interest rate fluctuations.

On a core basis the mortgage servicing segment generated a pre-tax core loss of $32 million in the first quarter compared to $62 million in the fourth quarter. The first quarter 2017 results included notable items and exit costs of $19 million compared to $26 million in the fourth quarter of 2016.  The decrease in notable items in the first quarter was primarily the result of lower provisions for legal and regulatory reserves which were partially offset by losses and expenses associated with our MSR sales.  Loan servicing income declined by $20 million to $62 million as compared to the prior quarter due to lower servicing fees resulting from the 15% decline in our capitalized servicing portfolio, the $6 million increase in losses and expenses associated with MSR sales and $3 million of deboarding fees associated with sub-servicing client exits in the fourth quarter of 2016.  Expenses were $32 million lower quarter over quarter primarily due to lower provisions for legal and regulatory reserves, lower repurchase and foreclosure related charges and lower foreclosure and transaction expenses.

Subservicing units were 268,000 at the end of the first quarter as compared to 265,000 at year end. Our capitalized portfolio declined by 15% from the prior quarter reflecting our initial GNMA MSR sale to Lakeview and the reduction from normal runoff.

As of March 31, 2017 we valued our capitalized MSR at $596 million representing 83 basis points and a three times valuation multiple. Actual annualized prepayment speeds in the first quarter were 12% unchanged from the fourth quarter.  The MSR at the end of the first quarter is comprised of $554 million of MSRs that are included in the New Residential sales population, $18 million that are included in the Lakeview sale population and $24 million of other residual MSRs.

Please turn to slide 15. We have previously discussed the amount of expected cost from exiting the PLS business, executing our strategic asset sales, resolving our legacy, legal and regulatory matters and transitioning the business to PHH 2.0.  As of the first quarter of 2017 we have recognized $240 million of these costs while the remaining $281 million will be recognized throughout 2017 and into the first half of 2018.  While we still anticipate $75 million of shared service costs in the first full year of operating PHH 2.0 we have reduced our estimate of average required capital from $200 million to approximately $150 million.

Our sub-servicing business ended the first quarter with 268,000 units, up 1% from the fourth quarter of 2016. As of March 31, 2017 the pro forma subservicing unit count assuming the sale of MSR’s to New Residential is 720,000 units.  During the first quarter of 2017 our portfolio retention business generated

2,400 closing units for $439 million in loan originations. Our recapture rates for the first quarter were 9.4% for the overall portfolio and 13.8% on the portfolio that we are able to solicit for originations.  This compares to the first quarter of 2016 recapture rates of 2.4% and 6.4% for the overall and solicitable portfolios respectively.

Approximately $13.2 billion or 16% of conforming conventional loans in our total servicing portfolio have interest rates that were above 4.75% as of March 31st. As of May 9th the 30 year conforming conventional mortgage rate was at 4.2%.  We are continuing to explore opportunities for new portfolio recapture originations as we gain the ability to solicit more of our servicing portfolio for originations.  Rob had alluded to some of the headwinds we face as we continue to grow the portfolio retention business and while our first quarter origination volume was strong we do not - we currently do not expect our full year portfolio retention originations will exceed 2016 volumes.

Please turn to slide 16. As Glen discussed earlier our Board of Directors has authorized an open market share repurchase program which represents the initial step in our commitment to return capital to shareholders.

The determination of the tax treatment of capital distributions is dependent on PHH’s tax earnings and profits since inception including the earnings and profit history of Cendant and its predecessors.  To the extent a distribution is made from our tax earnings and profits it would generally be considered a taxable dividend to shareholders. We are in the process of performing an earnings and profits study in accordance with IRS regulations. Although we are still conducting our analysis preliminary indications are that any dividend distribution would be treated as coming from earnings and profits as opposed to a return of capital or capital gain in accordance with IRS regulations.  Our analysis is still ongoing and we will update you as appropriate, however, each shareholder should consult with their tax advisor after the receipt of any distribution based on your individual facts and circumstances.

And now I will turn it back over to Glen.

Glen Messina:  Thanks Mike. Now please turn to slide 17. In 2017 we are focused on maximizing the amount of excess cash and the opportunity for near term distributions to our shareholders. Our Board of Directors have authorized a share repurchase program for up to $100 million, as an initial action in our anticipated capital return plan, which is not subject to the completion of our asset sales transactions.

Based on the progress we have made executing our operating priorities during the first quarter we have increased our estimate of potential excess cash from up to $550 million to up to $655 million.

We have closed the initial sale of our GMNA MSR’s and are actively working to obtain the necessary consents to execute our remaining MSR sales.

We have reduced our estimate of cash required to operate PHH 2.0 from $90 million to $60 million and are executing planned cost reduction actions. We have reduced our reserves and estimate of reasonably possible losses in excess of reserves by a net amount of approximately $75 million.

We have committed exit dates by the end of 2017 for clients representing approximately 70% of our PLS originations volume and have reduced the estimate of PLS exit costs by $10 million.

Management and the Board intend to be diligent in the assessment of our ongoing progress and PHH 2.0’s opportunities and challenges in the context of the rapidly changing industry environment. We will adjust our actions accordingly to maximize value for our shareholders.

We intend to maintain the flexibility for future strategic actions consistent with our previously stated objectives. We believe that achieving maximum strategic flexibility will be dependent on making tangible progress towards achieving our four operating priorities and our growth objectives.

And with that we are ready to take questions (Savannah).

Operator:  Thank you. At this time if you would like to ask a question please press the star and one on your touch-tone telephone. You may withdraw your question at any time by pressing the pound key.

Once again to ask a question please press the star and one on your touch-tone keypad and we will take our first question from (Chris DeAmonte) with Autonomous Research. Please go ahead, your line is open.

Chris Gamaitoni:  Hi good morning guys.

Glen Messina:  Good morning Chris.

Chris Gamaitoni:  The - what were the results of PHH 2.0 in the quarter on a direct basis?

Glen Messina: Chris we don’t have or have published financial statements for PHH 2.0 meaning technically it does not exist right now because of its portfolio retention which does exist but the servicing platform - again subservicing is just, you know, over 200,000 units and we are still doing our MSR sales so as we begin to transition through the course of 2017, you know, as we get our asset sales completed and have converted the, you know, New Residential MSR sales to subservicing that will give us greater clarity into the 2.0 platform.

Chris Gamaitoni:  Okay do you have any idea of the - it is called the operating losses not included in PLS operating losses that you would expect to occur before you fully transition to PHH 2.0 that might not be included in any of these kind of line down numbers?

Glen Messina:  Mike.

Mike Bogansky:  We have included an estimate of those losses in our cash retention requirements for PHH 2.0 which is in the cash walk in the supplemental.

Chris Gamaitoni:  Okay, so that is in the whatever, $60 million or whatever it is now.

Mike Bogansky:  Yes.

Chris Gamaitoni:  Okay, and how do you think about the return of capital from a timing aspect after you receive the proceeds in the summer months assuming you complete your MSR sales as planned?

Glen Messina:  Yes, Chris so, you know, I have, you know, we do have to take into consideration the amount and timing of the receipt of cash payments relative to the required disbursements for the things we listed on our cash walk and in particular, you know, the tender for our unsecured debt, the retirement of our secured debt, payment of taxes and other transaction expenses.

When we have clarity into the sequence timing and amount of those payments as it unfolds during the third quarter and we have access we will then take the appropriate action to distribute that capital to shareholders.

Chris Gamaitoni:  Okay, and could you give us any type of thought on the type of staffing levels on the origination side of PHH 2.0. I mean you mentioned yourself you don’t expect retention to be - or you had mentioned you expect to be down year-over-year and obviously rates are going up so the opportunity set is smaller. I am just wondering, you know, how large of an organization do you expect that part to be moving forward?

Glen Messina:  Chris we are continuing to right size the organization both on the private label side as well as on the portfolio retention side and making sure that we have, you know, obviously the staff necessary to process applications but we are running it with minimal excess capacity if any.

You know, I think as we progress throughout the course of the year and look at the wind down of PLS, you know, Rob and Mike will be able to provide greater clarity on the expected size of the organization going forward.

Chris Gamaitoni:  Okay, and then a final one is on the currently announced buyback approximately when does the next window open?

Glen Messina:  In three days after the call.

Chris Gamaitoni:  Three days, okay, thank you so much.

Glen Messina:  Yes sir.

Operator:  Thank you and we can take our next question from Mark Hammond of Bank of America. Please go ahead your line is open.

Mark Hammond: Good morning and thanks for the update. I am trying to rationalize some insight from today on your debt repayment comments so would you explain why you are using the market trading price of your unsecured bonds, which today are 109 for the 2019s and 102 for the 2021s. So in your potential uses of cash on Slide 6, since you expect to make an offer to purchase those bonds at a price of 101 from the change and control. I’m just trying to rationalize those two competing comments.

Robert Crowl:  This is Rob. So yes, in last quarter, we had — in our cash walk, we had made — we put an earmark for taking the bonds out at 101, which is what we are required to offer. This quarter, as we assess the situation, we think it’s more likely, and as we develop our liability management strategy, that the market price of the bonds is a more reflective level in which we think we’ll be successful.

Mark Hammond:  Okay, so I guess the cadence would be a 101 offer and then whatever else you’ll make a decision at that point for the remainder of the bonds.

Glen Messina:  Yes, we’re not prepared to give detailed insights into the bond tender offer process at this time.

Mark Hammond:  Okay, understood. And then my second question is if you could have a number handy for the restricted cash expected to be released, held against that PSART servicing facility. I know it’s disclosed in the 10-Q typically, but I didn’t see it in the release.

Mike Bogansky:  Upon the asset sale payments, we would expect to repay the PSART facility as the servicing advances are received and that restricted cash for PSART would be released.

Mark Hammond:  Okay, and is that — I guess, last quarter, it was around, oh gosh, around $13 million. Is that ballpark?

Mike Bogansky:  Yes, it’s in the zone and it will be in our Q that we file later today.

Mark Hammond:  Okay, thank you.

Operator:  Thank you. And we can take our next question from Henry Coffey. Please go ahead, your line is open.

Henry Coffey:  Hello, and thank you for taking my questions. The simple mechanics, $100 million of buyback, should that be subtracted from the 655 in terms of expected distributions?

Glen Messina:  That’s correct, Henry.

Henry Coffey:  And then have you given any thought beyond the $100 million in terms of how much of this return of capital is going to be buybacks? How much is dividends? Obviously, the dividend is going to be taxable.

Glen Messina:  Henry, at this time, we’re not in a position to provider greater clarity to that until, as Mike indicated, we complete the cumulative earnings and profits analysis and get a full analysis of our tax position. We obviously want to return capital in a way that provides the best tax position for our shareholders.

Henry Coffey:  Going back to 2.0, I know you did put up some estimates in terms of what the per unit servicing costs would like as a sub-servicer. I’m assuming that’s good across the board. Have you also sort of figured out what the, we call shared costs or corporate cost, is going to look like in that new equation. Or where are we in terms of putting together a P&L for the new subservicing business.

Glen Messina:  So Henry, in total, in the aggregate, we’ve estimated or are targeting a $75 million total shared services and overhead cost structure for PHH 2.0. That amount has not changed. I don’t believe Rob, or Mike, however, that we provided disclosure around the attribution of that $75 million to either portfolio and Henry, we’re just not in a position to make those estimates at this time.

Henry Coffey:  And then just a last time. I know you’ve got a couple of proxies between now and year end. Can you give us sort of expected dates and what’s the content of each one going to look like?

Glen Messina:  Our definitive proxy statement for the proposed asset sale transactions was in fact filed on May 4 and that’s actually in the market and we are, targeted shareholder vote or special meeting for shareholders to vote on the transaction for May 31. Our annual meeting proxy was filed on April 28. So I just didn’t have the exact date, but it’s out there in the marketplace and our annual shareholders meeting for the general proxy is June 28.

Henry Coffey:  Thank you very much.

Operator:  Thank you and we can take our next question from Bose George with KBW. Please go ahead, your line is open.

Bose George:  You might have answered this because I was on and off but in terms of the timeline to get to that 75 million shared services number, expenses number for servicing, how can we think about that?

Male:  Yes, I think Bose, as I believe we stated last quarter, we would expect on a sort of an annualized run rate basis in the second half of 2018 to be at that level.

Bose George:  Okay, great. That’s all I had. Thanks.

Operator:  Thank you. And we can take our next question from Fred Small with Compass Point. Please go ahead, your line is open.

Fred Small:  Thanks. So on the reduced required capital, I think you said you went from $200 million down to $150 million for PHH 2.0.

Mike Bogansky:  That’s correct.

Fred Small:  And the operating cash you expect to retain dropped by $30 million. What’s the other $20 million?

Mike Bogansky:  The other $20 million is a reduction in expected DTA as our losses were reduced.

Fred Small:  Okay. Thanks. And then the — you said at one point that at the end of the, I think at the end of PLS that you’re moving off of the legacy origination system and shutting that down. That was an in-house system?

Robert Crowl:  Yes, it is and it is specific to the private label business and we will be sunsetting that loan origination system at the end of the PLS wind down.

Fred Small:  Okay, and the go-forward 2.0 retention business is going to use what?

Robert Crowl:  We haven’t selected — made a final selection, but it will be an off the shelf, commercially available loan origination system.

Fred Small:  Okay, and then last one, just in the commentary, I think in the release, you said you were going to continue to be diligent in the assessment of PHH 2.0 and the challenges and opportunities there, and that you’ll adjust actions to maximize value for shareholders. There’s no slide in the deck this quarter on the potential excess cash from dissolution. Has that changed materially? Or I guess what could sort of change in the environment? Or how should we think about the probability going forward that PHH 2.0 becomes a reality, what could potentially change your mind with respect to ditching those plans?

Glen Messina:  Sure, so let me deal with the question on cash and a dissolution first. So we did not typically update the cash ((inaudible)) slide. However, if you recall that slide from last quarter, it actually started at the point where we had excess cash from PHH — from the potential update and excess cash under the PHH 2.0 scenario.

So any of the changes that occurred this quarter that we’ve updated our shareholders on to get to the $655 million, that $105 million increase would flow a scenario, but we have not adjusted any of the expenses relative to liquidation. So those changes flow over one case versus the other.

In terms of monitoring our progress on PHH 2.0, there are a number of elements that were critical to the PHH 2.0 plan and that was making appropriate progress on the growth on our recapture rate, making appropriate progress in the reduction of expenses generally to get to the $75 million of total shared services overhead and achieving the necessary growth in our subservicing platform as we begin to move it forward.

In addition to other metrics, which Rob can dive into if needed. Those will be the primary factors that we continue to look at to assess the health and success of PHH 2.0.

Fred Small:  Okay, got it. And then just two quick follow-ups on the dissolution slide from last quarter. You’re saying basically that those haven’t changed or just you haven’t updated them but there would be changes if we were doing the same roll through today?

Glen Messina:  Those changes that resulted in the increase in the $105 million and the potential excess cash would flow through, through the dissolution scenario.

Fred Small:  Right, I’m talking about the other cost, the incremental sources and uses in a dissolution scenario.

Glen Messina:  We have not updated them at this time.

Fred Small:  Any way to think about major changes that one would make there?

Glen Messina:  I don’t know that we have any additional perspective to offer than what we had last quarter.

Fred Small:  Okay, got it. And then you may have said when you were going through 2.0 stuff but where do you think you need sort of average unit costs for the subservicing business to be either on a per loan or in basis point to UPB for that business to be successful?

Male:  We haven’t delivered or been public with any targeted cost per loan. I mean we did disclose and you can actually see in our channel slides kind of what we’re running right now on a direct expense basis on a per unit basis across the portfolio. So that would be an average of performing and delinquent servicing costs. In a business that needs a lot of scale, it would be very important for us to continue to drive year-over-year cost productivity but we haven’t been public with what we think inappropriate target is other than to say we would continue to try and drive that lower year-over-year.

Fred Small:  Okay, thanks.

Operator:  Thank you, and as a reminder, if you would like to ask a question, please dial the star and one on your touch-tone phone. We can go next to Steve Stelmach with EJF Capital. Please go ahead, your line is open.

Steve Stelmach:  First, just want to say we appreciate the initial step on capital return and look forward to further progress there. Secondly, a little bit off of Fred’s questions, to get maybe a little bit finer point, you mentioned these transitions to other areas of opportunity for PHH 2.0. To the extent that those opportunities just don’t arise as expected or they simply don’t earn the cost of capital for PHH 2.0, is the Board and management at a place where they will continue to evaluate a sale or wind down for PHH 2.0 if that’s in fact in the best interest of shareholders?

Glen Messina:  Steve, look, management and the Board intend to be diligent in our assessment of the progress on 2.0. As stated, we will adjust our actions accordingly to maximize value for our shareholders and we, in that question to maximize value for shareholders, we do believe it’s the responsibility of management and the Board to consider all available options to maximize value.

If changing facts and circumstances lead us to believe that a dissolution is the best approach to maximize value for our shareholders, then we’ll give this alternative careful consideration as part of our ongoing assessment.

Steve Stelmach:  Great, understood. And then you mentioned maintaining flexibility for future strategic actions. Can you provide sort of a framework around what those may be?

Glen Messina:  Yes, Steve, at this stage of the game I don’t think we’re going to comment on anything specific relative to strategic actions. But again, going back to what we’ve said at the end of last quarter, which is we believe 2.0 gave us the flexibility to maximize value for our shareholders either through the operation of the platform or future strategic actions. We wanted to make it clear to the market that we are keeping both paths open. It is our obligation to, again, maximize value for shareholders and in doing that, we will keep all options in our sites.

Steve Stelmach:  Understood. Is there an expectation on the board or management front as to when to the timing of sort of answers on where these connections would be arrived at, or is that a little more open ended?

Glen Messina:  Look, the Board is keeping very diligent focus on the performance of the business. We are — we do update the Board on a very regular basis in terms of how the business is performing and the Board is committed to act swiftly to the extent that they believe any different actions other than what is planned is necessary to maximize value.

Steve Stelmach:  Great, Glen, that’s helpful. Thanks so much and again, appreciate the initiatives on the capital return.

Glen Messina:  Thank you for your feedback, Steve. Much appreciated.

Operator:  Once again, if you would like to ask a question that is star and one on your touch-tone telephone. We can pause a moment to allow any additional questions to enter the queue. And it appears we have no further questions at this time. I can turn it back over to you, Glen.

Glen Messina:  And I’m actually going to turn it back over to Rob.

Robert Crowl:  Thanks, Glen. Thank you everyone for listening in and we look forward to speaking with you next quarter.

Operator:  This concludes the PHH Corporation First Quarter 2017 Earnings Conference Call. Once again, ladies and gentlemen, the replay will be available beginning later today at the company’s website at www.phh.com/invest or by dialing 888-203-1112 or 866-375-1919 and referencing the conference ID 19992771. It will be archived until May 25, 2017 and you may disconnect any time and have a great day.

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Important Additional Information

PHH Corporation, on May 4, 2017, filed a proxy statement in connection with a special meeting of stockholders to approve (a) the proposed sale of PHH Mortgage Corporation’s portfolio of Mortgage Servicing Rights (“MSRs”) as of October 31, 2016, excluding the Ginnie Mae MSRs that were part of the sale transaction announced in November 2016 (the “MSR Portfolio”), together with all servicing advances related to the MSR Portfolio pursuant to the Agreement for the Purchase and Sale of Servicing Rights by and between New Residential Mortgage, LLC, PHH Mortgage Corporation and PHH Corporation, and (b) the proposed sale of certain assets and liabilities of PHH Home Loans pursuant to the asset purchase agreement with Guaranteed Rate Affinity, and advises its stockholders to read that proxy statement because it contains important information. Stockholders can obtain a free copy of that proxy statement and other documents (when available) that PHH files with the Securities and Exchange Commission at the Commission’s website at www.sec.gov . That proxy statement and these other documents are also available free of charge by directing a request to PHH Corporation, Attn: Investor Relations, 3000 Leadenhall Road, Mt. Laurel, New Jersey 08054 or visiting PHH’s website at www.phh.com under the “Investor Relations” tab.

PHH, its directors and named executive officers may be deemed to be participants in the solicitation of proxies from PHH stockholders in connection with the special meeting of stockholders to approve the proposed transactions described above. Information regarding the names, affiliations and interests of such individuals is contained PHH’s proxy statement referred to in the preceding paragraph.

Forward-Looking Statements

Certain statements in the slides and transcript are forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995.  Generally, forward looking-statements are not based on historical facts but instead represent only our current beliefs regarding future events.  All forward-looking statements are, by their nature, subject to risks, uncertainties and other factors that could cause actual results, performance or achievements to differ materially from those expressed or implied in such forward-looking statements.  Investors are cautioned not to place undue reliance on these forward-looking statements.  Such statements may be identified by words such as “expects,” “anticipates,” “intends,” “projects,” “estimates,” “plans,” “may increase,” “may fluctuate” and similar expressions or future or conditional verbs such as “will,” “should,” “would,” “may” and “could.”

You should understand that forward-looking statements are not guarantees of performance or results and are preliminary in nature.  You should consider the areas of risk described under the heading “Cautionary Note Regarding Forward-Looking Statements” and “Risk Factors” in our periodic reports filed with the U.S. Securities and Exchange Commission, including our most recent Annual Report on Form 10-K and Quarterly Reports on Form 10-Q, in connection with any forward-looking statements that may be made by us or our businesses generally.  Such periodic reports are available in the “Investors” section of our website at http://www.phh.com and are also available at http://www.sec.gov.  Except for our ongoing obligations to disclose material information under the federal securities laws, applicable stock exchange listing standards and unless otherwise required by law, we undertake no obligation to release publicly any updates or revisions to any forward-looking statements or to report the occurrence or non-occurrence of anticipated or unanticipated events.